UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2007

UTSTARCOM, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-29661	52-1782500
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1275 Harbor Bay Parkway
Alameda, California 94502
(Address of principal executive offices)    (Zip code)

(510) 864-8800
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On July 26, 2007, UTStarcom, Inc., a Delaware corporation (“UTStarcom” or the “Company) entered into a Second Supplemental Indenture (the “Second Supplemental Indenture”) with U.S. Bank National Association, as trustee (the “Trustee”), which amends the Indenture providing for the issuance of the Company’s 7/8% Convertible Subordinated Notes due 2008 (CUSIP Nos. 918076AA8 and 918076AB6) (collectively, the “Notes”) entered into between the Company and the Trustee, dated as of March 12, 2003 (as amended by the First Supplemental Indentured, dated as of January 9, 2007, the “Original Indenture,” and together with the Second Supplemental Indenture, the “Indenture”).

The Second Supplemental Indenture was entered into upon the receipt of consents from holders of more than 50% of the outstanding aggregate principal amount of the Notes in connection with the previously announced consent solicitation.

The Second Supplemental Indenture provides that the Notes will accrue special interest at a rate of 10.0% (representing an increase of 3.25% over the previous rate of 6.75%) from and including July 26, 2007 to the date the Notes are paid, converted, redeemed, repurchased or otherwise cease to be outstanding. Payments of special interest will be made in addition to, and at the same time and in the same manner as, regularly scheduled payments of interest to holders entitled to such regularly scheduled payments of interest.

The Second Supplemental Indenture also provides that (i) during the period from and including July 26, 2007 to and including 5:30 p.m. New York City time, on October 15, 2007 (the “Covenant Reversion Date”), any failure by the Company to comply with covenants contained in the Original Indenture related to the filing of reports required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “SEC Reports”), and the furnishing of copies of the SEC Reports and certain compliance certificates to the Trustee, will not constitute a default, and that (ii) if, but for the Second Supplemental Indenture, a default would be deemed to have occurred as a result of a failure to comply with such covenants and such default remains uncured and is continuing as of the Covenant Reversion Date, such default will be deemed to have occurred on the Covenant Reversion Date.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On July 24, 2007, Ying Wu, a member of the Board of Directors of the Company, notified the Company that he was resigning as a director of the Company, effective as of July 24, 2007.  Mr. Wu informed the Board that he is resigning for personal reasons.

Subsequent to Mr. Wu’s termination of employment with the Company and its subsidiaries on June 1, 2007, as disclosed in the Company’s Current Report on Form 8-K filed with the SEC on June 6, 2007, Mr. Wu has asserted that he continues to have a right to employment with one or more of the Company’s subsidiaries in China.  The Company is currently in negotiations with Mr. Wu with respect to these assertions.

Change in Compensation of Chairman of the Board and Lead Director

At a meeting held July 26, 2007, the Board of Directors of the Company, upon recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, approved an annual fee of $250,000 payable to Thomas J. Toy for his service as the Chairman of the Board of Directors, effective as of January 1, 2007.  Mr. Toy also currently serves as the Lead Director on the Company’s Board of

Directors.  Mr. Toy ceased receiving compensation for his services as the Lead Director upon his appointment as Chairman of the Board on January 1, 2007.

Item 5.05  Amendments to the Registrant’s Code of Ethics, or Waiver of  Provision of the Code of Ethics.

At a meeting held July 26, 2007, the Board of Directors of the Company approved an amendment to the Company’s Code of Business Conduct and Ethics applicable to all employees of the Company.  The amendment clarifies that related party transactions and potential conflicts of interest must be approved in a manner specified by Company policy.  A copy of the amended Code of Business Conduct and Ethics is available in the Corporate Governance section on the Company’s website at http://investorrelations.utstar.com/governance.

Item 8.01  Other Events.

The Company previously announced that it was soliciting consents from Holders to the proposed amendments and waiver described in the consent solicitation statement dated July 19, 2007, and the related letter of consent, pursuant to the Original Indenture (the “Consent Solicitation”).  On July 25, 2007, the Company announced it was amending the terms of the proposed amendments as described in the press released filed as Exhibit 99.2 hereto.

On July 27, 2007, the Company announced that it had received consents from holders of more than 50% of the outstanding aggregate principal amount of the Notes, and that the Company had entered into the Second Supplemental Indenture, as described under Item 1.01, and had entered into all other documents required to cause the proposed amendments and waiver to become effective, as described in the press release filed as Exhibit 99.3 hereto.

Item 9.01 Financial Statements and Exhibits.

(d)                                 Exhibits

99.1                           Second Supplemental Indenture, dated July 26, 2007, by and between the Company and U.S. Bank National Association.

99.2                           Press Release dated July 25, 2007 and entitled “UTStarcom Amends Noteholder Consent Solicitation.”

99.3                           Press release dated July 27, 2007 and entitled “UTStarcom Receives Requisite Consents from Noteholders in Consent Solicitation.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTSTARCOM, INC.

Date: July 30, 2007	By:	/s/ FRANCIS P. BARTON
	Name:	Francis P. Barton
	Title:	Executive Vice President and Chief Financial Officer

EXHIBITS

99.1                           Second Supplemental Indenture, dated July 26, 2007, by and between the Company and U.S. Bank National Association.

99.2                           Press Release dated July 25, 2007, entitled “UTStarcom Amends Noteholder Consent Solicitation.”

99.3                           Press release dated July 27, 2007, entitled “UTStarcom Receives Requisite Consents from Noteholders in Consent Solicitation.”